UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )
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The Allstate Corporation

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Commencing April 30, 2014, The Allstate Corporation (“Allstate”) made the following information available in connection with solicitation of votes for Allstate’s 2014 Annual Meeting of Stockholders to be held on May 20, 2014:

Allstate published a 2012 Corporate Involvement in Public Policy report on its website.  The report contains information about Allstate’s support of public policy initiatives.

Of the $3,690,000 expended in 2012 for non-deductible lobbying expense/political contributions pursuant to Sec. 162(e)(1) of the Internal Revenue Code, $372,080 was provided by Allstate for direct corporate political contributions. This does not include contributions made by the employee Political Action Committee, which are reported separately in the report.  The remaining $3,318,000 was provided to organizations such as trade associations and coalitions.

Trade associations are not required to (nor do they generally as a matter of practice) inform their members as to the portion of dues payments that are used for political contributions or expenditures. Allstate has not been provided with the information necessary to distinguish between expenses described in Sec. 162(e)(1)(b) from those described in 162(e)(1)(a), (c), and (d).